Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Margaret Kelsey
262/636-8446
m.c.kelsey@na.modine.com

MARY PETROVICH RESIGNS FROM MODINE MANUFACTURING COMPANY’S BOARD OF DIRECTORS

Racine, WI – January 8, 2014 – On January 7, 2014, Mary L. Petrovich, a member of Modine’s Board of Directors since 2011, announced her resignation from Modine’s Board due to medical reasons that prevent her continuing service.  Ms. Petrovich’s resignation was effective immediately.

“It has been a privilege serving with Mary on Modine’s Board of Directors,” said Thomas A. Burke, Modine’s President and CEO and a Modine director.  “We thank Mary for the significant contributions she has made to Modine and its Board and we extend our very best wishes to her.”

About Modine

Modine, with fiscal 2013 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems. The company employs approximately 6,600 people at 30 facilities worldwide in 16 countries. For more information about Modine, visit www.modine.com. For more information about Modine’s Commercial Products Group, visit www.modinehvac.com.